EXHIBIT 2.2 - Form 8-K dated November 4, 1997

              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C.  20549


                                   FORM 8-K



                               CURRENT REPORT
   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                     Date of Report:  November 4, 1997




                    ELECTRONIC SYSTEMS TECHNOLOGY INC.
                         (A Washington Corporation)

                       Commission File no. 2-92949-S
                IRS Employer Identification no. 91-1238077

                             415 N. Quay St. #4
                            Kennewick  WA  99336
                   (Address of principal executive offices)


      Registrant's telephone number, including area code:(509) 735-9092

ITEM 5.  OTHER EVENTS

On November 4, 1997, the Company issued a press release announcing product type acceptance for the ESTeem (TM) 192V Radio Modem in Canada. This press release is incorporated by reference and is attached hereto as Exhibit 99.7.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL STATEMENTS,
              AND EXHIBITS.

Exhibit 99.7 -  Press release issued November 4,1997.

                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.


    /s/   T.L. KIRCHNER

By: T.L. Kirchner
President
Date: November 6, 1997

EXHIBIT 99.7 - PRESS RELEASE ISSUED NOVEMBER 4, 1997

PRESS RELEASE

ELECTRONIC SYSTEMS TECHNOLOGY
415 N. QUAY STREET
KENNEWICK, WA 99336
509-735-9092 (O)
509-783-5475 (FAX)

        EST ANNOUNCES INDUSTRY CANADA APPROVAL OF NEW PRODUCT

KENNEWICK, WASHINGTON --- November 4, 1997 --- Electronic Systems Technology Inc. (EST) (OTC: ELST), a manufacturer of wireless communications hardware, today announced the Company's new product, the ESTeem(TM) 192V has been granted Industry Canada, effective November 3, 1997.

The new ESTeem 192V boasts a RF data rate four times faster than the current Model 85 and 95 products it replaces, while adding infrared and phone interfaces to the radio area network (RAN). The standard infrared communications port will allow the user to perform local programming and diagnostic functions for the radio network without interruption of communications over the RAN. The optional phone port in the ESTeem 192V allows a communications gateway over existing phone lines providing remote data access to and from the RAN world wide. The Model 192V offers over 50 software selectable channels at a data rate of 19,200 bps, 1watt RF output in the 72 to 73 MHz frequency range. The narrow band packet burst transceiver allows networking of 253 devices in high EMF environments on a single frequency using the industry standard RS-232, RS-422, or RS-485 asynchronous full duplex interfaces. The ESTeem's internal digi-repeating capability allows routing data through a maximum of three ESTeems to extend the typical line-of-sight range of 5 miles to approximately 20 miles.

Electronic Systems Technology, a publicly held Company since 1984, was the first Company to develop the wireless modem and receive the United States and Canadian patent for this technology.

Contact EST for more details.
                              www.esteem.com

APPENDIX:

Item no. 1: (graphic material not included in electronic filing format)

The press release was published showing at top left of the press release, the Electronic Systems Technology, Inc. trademarked company logo, showing a black square field containing the stylized letters E S T.